Exhibit 5.1

155 Wellington Street West Toronto, ON M5V 3J7 Canada dwpv.com

File 19228

May 10, 2022

Fortis Inc.

Fortis Place, Suite 1100

5 Springdale Street

St. John’s, Newfoundland and Labrador

A1B 3T2

Dear Sirs/Mesdames:

Fortis Inc. – SEC Registration Statement on Form S-8

We have acted as counsel in the Province of Newfoundland and Labrador to Fortis Inc., a corporation existing under the Corporations Act (Newfoundland and Labrador) (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of the offer and sale of 3,000,000 common shares of the Corporation (the “Shares”), issuable under the Corporation’s Third Amended and Restated 2012 Employee Share Purchase Plan (the “Plan”). The opinion set forth herein is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

We have examined such records of the Corporation, public officials and others and originals, copies or facsimiles of such agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below. We have also relied, as to certain matters of fact, on a certificate of an officer of the Corporation dated May 10, 2022.

For the purposes of the opinions expressed below, we have assumed, without any independent investigation or verification, the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all original documents and the conformity to originals of all copies of documents reviewed by us.

This opinion is limited to the laws of the Province of Newfoundland and Labrador and the laws of Canada applicable therein in effect on the date hereof (“Applicable Law”). We express no opinion as to the laws or any matters governed by any laws other than Applicable Law.

Based and relying upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Corporation and, upon issuance and delivery against payment therefor in compliance with all of the terms of the Plan (including the payment of the purchase price for such Shares), will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of the Corporation.

The opinion set forth herein is rendered solely for the Corporation’s benefit in connection with the Registration Statement and may not be used or relied upon by any other person, nor may this letter or any copies hereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

We hereby consent to the use of this letter as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP

2 of 2